Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Contacts:    Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard-Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REACHES AGREEMENT ON COMPREHENSIVE DELEVERAGING AND RECAPITALIZATION TRANSACTION

•	ENTERS INTO SUPPORT AGREEMENT WITH LENDERS HOLDING APPROXIMATELY $164 MILLION IN SECURED DEBT AND BONDHOLDERS HOLDING MORE THAN $628 MILLION IN UNSECURED DEBT

•	ANNOUNCES LAUNCH OF SOLICITATION OF VOTES FOR PREPACKAGED PLAN

FORT WORTH, Texas – October 24, 2016 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that the Company entered into a restructuring support agreement (the “RSA”) on October 23, 2016, with its secured term loan lenders and certain holders of its 7.75% senior notes due 2019 (the “2019 Notes”) and 7.75% senior notes due 2022 (the “2022 Notes” and together with the 2019 Notes, the “Unsecured Notes”) to effectuate a proposed prepackaged plan of reorganization (the “Plan”) that will significantly deleverage the Company’s balance sheet and provide the Company with $125 million of additional liquidity. Under the terms of the RSA, the Company and certain of its subsidiaries must file chapter 11 cases to implement the Plan on or before October 25, 2016.
Following extensive negotiation with its key creditors, Basic’s Plan has the support of 100% of its secured term loan lenders and holders of over 80% of the outstanding 2019 Notes and 2022 Notes. In addition, the agent for the Company’s secured asset-based lenders, although not a party to the RSA, has been involved in the negotiations regarding the Plan.

Roe Patterson, Basic’s President and Chief Executive Officer, commented, “After careful consideration, we have taken this difficult but necessary step to secure a bright future for Basic Energy Services. This process is about fixing our capital structure for the long-term to benefit all of our stakeholders.

“The sharp and prolonged period of depressed commodity prices have created poor operating conditions in the field and significantly reduced our operating cash flow. The actions we have taken, combined with the support of our existing lenders, will help us strengthen our balance sheet and position Basic for a sustainable future to benefit from what we anticipate will be an eventual recovery in oil and natural gas prices.

“During this process, we anticipate meeting all of our ongoing obligations to suppliers, customers, employees, and others, as usual, and we will continue to provide our customers with dependable, high-quality services, which is the hallmark of our Company.

“The fundamentals of the business are strong and having access to new capital will enable us to strengthen our current business lines, grow organically as opportunities develop and participate in potential merger and acquisition activities in the future.”
Upon effectuation, the consensual financial restructuring would, among other things:

•	Amend and restate the terms of the Company’s prepetition term loan outstanding in the principal amount of approximately $165 million to provide for more flexible covenants.

•
Cancel over $800 million of principal and accrued interest in outstanding Unsecured Notes. In exchange, holders of the Unsecured Notes (collectively, the “Noteholders”) will receive 99.5% of reorganized Basic’s equity as of the effective date of the Plan (the “Effective Date”) (which will be 51.2% of the total outstanding equity in reorganized Basic upon conversion of the mandatorily convertible notes assuming such conversion occurs 36 months after the Effective Date) and eligible existing Noteholders will have the opportunity to participate in a rights offering for $125 million of new mandatorily convertible unsecured notes. This new capital commitment will be backstopped pursuant to an agreement to be entered into by certain supporting Noteholders.

•	Pay all undisputed customer, employee, vendor and other trade obligations in full in the ordinary course.

•
Provide the Company’s existing shareholders with a recovery in the form of 0.5% of reorganized Basic’s equity on the Effective Date (which will be 0.26% of the total outstanding equity in reorganized Basic upon conversion of the mandatorily convertible notes assuming such conversion occurs 36 months after the Effective Date) and 7-year warrants to acquire an additional 6% of total outstanding equity in reorganized Basic (after giving effect to the conversion of the mandatorily convertible notes).

Reorganized Basic equity issued under the management incentive plan and upon exercise of the warrants will further dilute the equity recovery for Noteholders and existing shareholders described above.
All aspects of the Plan remain subject to Bankruptcy court approval and the satisfaction of conditions set forth in the Plan.

In further support of the restructuring, the Company’s secured term lenders and certain of its Noteholders have committed to provide up to $90 million of liquidity, in the form of debtor-in-possession financing, to help maintain the Company’s uninterrupted operations while in chapter 11.
The Company is in active discussions with potential lenders to find a replacement for its prepetition $100 million asset-based revolving credit facility, under which no revolving borrowings and approximately $51 million in contingent letter of credit obligations are outstanding. Basic is exploring its options and, while it can provide no assurances it will find a replacement facility, it anticipates that it will find one that will further enhance its capital structure upon emergence.
Today, Basic commences solicitation on the Plan. Votes on the Plan must be received by Epiq Corporate Restructuring, the Company’s voting agent, by November 29, 2016, unless the deadline is extended. The record date for voting has been set as October 11, 2016. Subject to approval by Basic’s board of directors, the Company anticipates filing voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the District of Delaware by October 25, 2016. Subject to Bankruptcy Court approval of the Plan and the satisfaction of certain conditions to the Plan and related transactions, the Company expects to exit chapter 11 before the end of 2016. There can be no assurances that the Plan will be approved or confirmed pursuant to the Bankruptcy Code.
The Company recommends that its creditors, including Noteholders, refer to the information in the Company’s Disclosure Statement, which attaches a copy of the Plan. Information contained in the Disclosure Statement is subject to change, whether as a result of amendments, actions of third parties or otherwise.
This press release is for information purposes only and is not a solicitation to accept or reject the Plan referred to herein or an offer to sell or a solicitation of an offer to buy any securities of the Company. Any solicitation or offer to sell will be made pursuant to and in accordance with the Disclosure Statement distributed to Noteholders and applicable law.
More detailed information on the restructuring can be found in the RSA which will be included with a Form 8‐K being filed with the SEC today. Further information on the Company as well as the restructuring process and plan will be included in a disclosure document which will be used in the solicitation process and will also be included with the Form 8‐K filed today with the SEC.
Advisors
Weil, Gotshal & Manges LLP is acting as legal counsel, Moelis & Company LLC is acting as investment banker, and AP Services, LLC is acting as restructuring advisors to the Company in connection with its restructuring efforts. Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel and GLC Advisors & Co., LLC is acting as investment banker to certain supporting Noteholders. Davis Polk & Wardwell LLP is acting as legal counsel and PJT Partners Inc. is acting as investment banker to the secured term loan lenders. Vinson & Elkins LLP is acting as legal counsel to the asset-based lenders.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 3,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana,

Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the negotiations and our liquidity. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Basic’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, and (vii) (vii) Basic’s ability to obtain approval by the Bankruptcy Court of the Plan or any other plan of reorganization, including the treatment of the claims of the Basic’s lenders and trade creditors, among others; (viii) Basic’s ability to obtain approval with respect to motions in the Chapter 11 cases and the Bankruptcy Court’s rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general; (ix) the length of time the Debtors will operate under the Chapter 11 cases; (x) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the Debtors’ ability to develop and consummate the Plan or other plan of reorganization; (xi) the potential adverse effects of the Chapter 11 cases on the Debtors’ liquidity, results of operations or business prospects; (xii) the ability to execute Basic’s business and restructuring plan; and (xiii) increased legal and advisor costs related to the Chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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